EXHIBIT 4.1

                           INVESTOR'S RIGHTS AGREEMENT

This INVESTOR'S RIGHTS AGREEMENT (this "Agreement") is made and entered into as of the 24th day of October, 2000 (the "Effective Date"), by and among iExalt Inc., a Nevada corporation (the "Company"), the shareholders set forth on the signature page attached hereto (collectively, the "Shareholders") and Ted L. Parker ("Investor").

                                 R E C I T A L S

A. Investor and the Company entered into that certain Stock Exchange Agreement, of even date herewith (the "Stock Exchange Agreement"); and

B. The Stock Exchange Agreement provided for the issuance of shares of the Company's Common Stock, par value $.001 per share ("Company Common Stock") in exchange for all of the issued and outstanding stock of CleanWeb, Inc., a Texas corporation, which is held by Investor.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

      1.    DEFINITIONS.

            1.1   DEFINITIONS.  For purposes of this Agreement:

                  (a) "Affiliates" means, with respect to a specified person or entity, another person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person or entity specified, and the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person or entity, through the ability to exercise voting power, by contract or otherwise.

                  (b) "Holder" means any person owning of record Registrable Securities or any assignee of record of such Registrable Securities to whom rights under this Agreement have been duly assigned in accordance with this Agreement; PROVIDED, HOWEVER, that for purposes of this Agreement, a record Holder of shares of Preferred Stock convertible into such Registrable Securities will be deemed to be the Holder of such Registrable Securities.

                  (c) "Piggyback Share Limit" means Two Hundred Thousand (200,000) shares of the Common Stock of the Company, in the aggregate, appropriately adjusted for any stock splits, dividends, contributions, or other similar changes.

                  (d) "Registrable Securities" means (i) all the shares of Common Stock of the Company issued or issuable upon the conversion of any shares of preferred stock that are now owned or may hereafter be acquired by the Investor or the Investor's permitted successors and assigns; and (ii) any shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any option, warrant, right or other security which is issued as) a

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dividend or other distribution with respect to, or in exchange for or in replacement of, all such shares of Common Stock described in clause (i) of this subsection.

                  (e) "Registrable Securities then outstanding" will mean the number of shares of Common Stock which are Registrable Securities and (i) are then issued and outstanding or (ii) are then issuable pursuant to the exercise or conversion of then outstanding and then exercisable options, warrants or convertible securities.

                  (f) The terms "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act of 1933, as amended (the "Securities Act"), and the declaration or ordering of effectiveness of such registration statement.

                  (g) "SEC" or "Commission" means the U.S. Securities and Exchange Commission.

      2.    REGISTRATION RIGHTS.

            2.1 PIGGYBACK REGISTRATIONS. The Company will notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any employee benefit plan or a corporate reorganization) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder, but in no event shall the total number of shares of Registrable Securities registered pursuant to this Section
2.1 by all Holders exceed the Piggyback Share Limit. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder will, within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice will inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder will nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

                  (a) UNDERWRITING. If a registration statement under which the Company gives notice under this Section 2.1 is for an underwritten offering, then the Company will so advise the Holders of Registrable Securities. In such event, the right of any Holder to include his Registrable Securities in a registration pursuant to this Section 2.1 will be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting will enter into an underwriting agreement in customary form with the managing underwriter(s) or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 2.1, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of securities to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and

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the underwriting, and the number of shares that may be included in the registration and the underwriting will be allocated, first, to the Company, and second, to each of the Holders and other shareholders of the Company entitled to participate in such registration requesting inclusion of their Registrable Securities in such registration statement and other shareholders of the Company entitled to participate in such registration on a PRO RATA basis based on the total number of Registrable Securities then held by each such Holder or other shareholder. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least thirty (30) business days prior to the anticipated effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting will be excluded and withdrawn from the registration.

                  (b) EXPENSES. Except as otherwise provided below, all expenses incurred in connection with a registration pursuant to this Section 2.1, including, without limitation, all federal and "blue sky" registration and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company (but excluding underwriters' and brokers' discounts and commissions and fees and disbursements of individual counsel for a selling Holder), will be borne by the Company. Each Holder participating in a registration pursuant to this Section 2.1 will bear such Holder's proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering. The fees and disbursements of individual counsel for a selling Holder shall be borne by the selling Holder.

            2.2 PARITY. It is intended that the Holder shall have registration rights in PARITY with the Shareholders. In the event that any of the Shareholders shall have, or shall obtain in the future, any rights relating to registration of shares of the Company's capital stock, then this Agreement shall be deemed amended to provide equivalent rights to the Holders, subject to any restrictions or conditions placed thereupon; PROVIDED, HOWEVER, that in no event shall the Holders have less rights than provided for herein.

            2.3 OBLIGATIONS OF THE COMPANY. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company will, as expeditiously as reasonably possible:

                  (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days or, if earlier, until the distribution contemplated hereby has been completed.

                  (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

                  (c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act,

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and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

                  (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as will be reasonably requested by the Holders, provided that the Company will not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                  (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering.

                  (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                  (g) Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through an underwritten offer, or, if such securities are not being sold through an underwritten offer, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities, and (ii) a "comfort" letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

            2.4 FURNISH INFORMATION. It will be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.1 hereof that the selling Holders will furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as will be required to timely effect the registration of their Registrable Securities.

            2.5 INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under Section 2.1:

                  (a) BY THE COMPANY. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended, (the "1934 Act"), against any losses, claims,

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damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"):

                        (i) any untrue statement or alleged untrue statement of
                  a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

                        (ii) the omission or alleged omission to state therein a
                  material fact required to be stated therein, or necessary to make the statements therein not misleading; or

                        (iii) any violation or alleged violation by the Company
                  of the Securities Act, the 1934 Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the 1934 Act or any federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, that the indemnity agreement contained in this subsection 2.5(a) will not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent will not be unreasonably withheld), nor will the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

                  (b) BY SELLING HOLDERS. To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or any person who controls such Holder within the meaning of the Securities Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs (i) in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration or (ii) from such Holder's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto in connection with a sale by such Holder by means other than through an underwritten offering, provided that the Company has furnished

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such Holder with a sufficient number of copies of such registration statement or prospectus or any amendments or supplements thereto in a timely manner; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, that the indemnity agreement contained in this subsection 2.5(b) will not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent will not be unreasonably withheld); and PROVIDED, FURTHER, that the total amounts payable in indemnity by a Holder under this Section 2.5(b) in respect of any Violation will not exceed the gross proceeds received by such Holder in the registered offering out of which such Violation arises.

                  (c) NOTICE. Promptly after receipt by an indemnified party under this Section 2.5 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.5, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party will have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; PROVIDED, HOWEVER, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) will have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, will relieve such indemnifying party of any liability to the indemnified party under this Section 2.5, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.75

                  (d) DEFECT ELIMINATED IN FINAL PROSPECTUS. The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the FINAL PROSPECTUS), such indemnity agreement will not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim damage at or prior to the time such action is required by the Securities Act.

                  (e) CONTRIBUTION. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section 2.5 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case

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notwithstanding the fact that this Section 2.5 provides for indemnification in such case, then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; PROVIDED, HOWEVER, that, in any such case, (i) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (ii) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

                  (f) SURVIVAL. The obligations of the Company and Holders under this Section 2.5 will survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

            2.6 RULE 144 REPORTING. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration, the Company agrees to:

                  (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the Effective Date;

                  (b) File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the 1934 Act; and

                  (c) So long as a Holder owns any Registrable Securities, to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144, and of the Securities Act and the 1934 Act), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

            2.7 TERMINATION OF THE COMPANY'S OBLIGATIONS. The Company will have no obligations pursuant to Section 2.1 with respect to any request or requests for registration made by any Holder on a date more than five (5) years after the Effective Date.

            2.8 DEFINITION OF HOLDER. For purposes of any PRO RATA reduction of the number of shares to be included in any underwritten offer pursuant to this
Section 2, for any Holder which is a partnership or corporation, the partners, retired partners and shareholders of such Holder or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons will be deemed to be a single "Holder," and any pro rata reduction with respect to such "Holder" will be based upon the aggregate amount of

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shares carrying registration rights owned by all entities and individuals included in such "Holder," as defined in this Section 2.8.

      3.    RIGHT OF CO-SALE.

            3.1 PURCHASE OFFER NOTICE. If one or more of Donald W. Sapaugh, Hunter M. A. Carr or Morris Chapman (individually a "Common Holder", and collectively the "Common Holders") receive one or more BONA FIDE offers other than public sales of registered securities over a nationally recognized stock exchange (collectively, a "PurchaseOffer"), other than offers for the purchase of registered Common Stock over a nationally-recognized stock exchange, that, if consummated, would result in one or a series of related transfers of more than five percent (5%) in the aggregate of the Company's then-outstanding Common Stock (appropriately adjusted for any stock splits, dividends, contributions, or other similar changes), from any persons, (individually a "Purchase Offeror", and collectively, if there is more than one offeror at the time, the "Purchase Offerors") which persons have the apparent ability and intent to purchase from the Common Holder(s) such portion of the Common Stock then held by such Common Holder(s), upon specific terms and conditions (including a specified purchase price payable in cash or other property), and if the Common Holder(s) desire to accept such Purchase Offer, then the Common Holder(s) will promptly notify the Holders in writing (a "Purchase Offer Notice") of the terms and conditions of such Purchase Offer, identifying the Purchase Offeror(s) therein. All transfers made to the same Purchase Offeror(s) or affiliates or related parties thereof within a one (1) year period will be considered to be part of the same transaction for purposes of determining five percent (5%) of the aggregate as described in this paragraph.

            3.2 HOLDERS' RIGHT OF CO-SALE. The Holders will have the right, exercisable upon written notice to the Common Holder(s) within fifteen (15) days after the Holders' receipt of the Purchase Offer Notice, to participate in the Common Holder(s)' sale of such Common Stock pursuant to the specified terms and conditions of such Purchase Offer.

            3.3 TERMS AND CONDITIONS OF CO-SALE RIGHT. The right of co-sale of the Holders hereunder will be subject to the following terms and conditions:

                  (a) HOLDERS' PRO RATA SHARE. Each of the Holders may sell all or any part of that number of shares of Common Stock of the Company held by the Holder as is equal to the product obtained by multiplying (i) the aggregate number of shares of Common Stock covered by the Purchase Offer included in the Purchase Offer by (ii) a fraction, the numerator of which will be the number of shares of Common Stock of the Company at the time owned by the Holder and the denominator of which will be the combined number of shares of Common Stock of the Company at the time owned by the selling Common Holder(s) and the Holder (such product referred to herein as the "HOLDER'S PRO RATA SHARE").

                  (b) PROCEDURE. A Holder may effect its right of co-sale in the sale by delivering to the Common Holder(s), for transfer to the Purchase Offeror(s), one or more certificates, properly endorsed for transfer, that represent the number of shares of Common Stock that the Holder elects to sell; or

                  (c) CONSUMMATION. The stock certificates that each Holder delivers to the Common Holder(s) in exercise of such Holder's right of co-sale hereunder will be transferred

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by the Common Holder(s) to the Purchase Offeror in consummation of the sale of the Common Holder(s)' Common Stock pursuant to the terms and conditions specified in the Purchase Offer Notice to such Holder, and the Common Holder(s) will promptly thereafter remit to each Holder that portion of the sale proceeds to which such Holder is entitled by reason of its participation in such sale.

                  (d) NO LIMITATION ON FURTHER CO-SALE. The exercise or non-exercise of the rights of co-sale of a Holder hereunder to participate in one or more sales of Common Stock made by the Common Holder(s) will not adversely affect the Holder's rights to participate, pursuant to its rights of co-sale hereunder, in subsequent sales of Common Stock by any Common Holder.

                  (e) EXCLUSIONS. The rights of co-sale of the Holders hereunder will not pertain or apply to (i) any pledge of the Common Stock made by the Common Holder(s) that creates only a security interest; (ii) any transfer to the ancestors, siblings, descendants or spouse, affiliates, or to trusts for the benefit of any of the aforementioned persons, of the Common Holder(s); (iii) any BONA FIDE gift; provided in such case (i), (ii) and (iii) involves a transfer of more than one million four hundred thousand (1,400,000) shares of Common Stock (appropriately adjusted for any stock splits, dividends, contributions, or other similar changes), the pledgee, transferee or donee will furnish the Holders with a written agreement to be bound by and comply with all provisions of this Agreement applicable to the relevant transferring Common Holder; (iv) the conversion to Common Stock of the Company by such Common Holder of any preferred stock of the Company then held by such Common Holder (but will apply to Common Stock issued upon any conversion of such preferred stock and then held as Common Stock by such Common Holder); (v) the sale by a Common Holder of such Common Holder's Common Stock to the public pursuant to a registration statement filed under the Securities Act; (vi) repurchases of Common Stock of a Common Holder pursuant to a stock restriction agreement between such Common Holder and the Company that provides the Company with the right to repurchase such Common Stock; or (vii) any transfer of Common Stock by a Common Holder pursuant to the winding up and dissolution of the Company.

                  (f) PROHIBITED TRANSFERS. If any Common Holder sells any Common Stock in contravention of the co-sale rights of the Holders under this Agreement (a "Prohibited Transfer"), the Holders will have the right to sell to the Common Holder, and the Common Holder will purchase from the Holders, a number of shares of Common Stock of the Company, not to exceed the Holders' Pro Rata Share, equal to the number of shares of Common Stock sold by the Common Holder in contravention of such rights, on the following terms and conditions:

                  (g) PRICE PER SHARE. The price per share at which such shares are to be sold by the Holders to the Common Holder will be equal to the price per share paid by the third party purchaser or purchasers of the Common Stock to the Common Holder(s).

                  (h) DELIVERY OF HOLDERS' CERTIFICATES TO COMMON HOLDER. The Holders will deliver to the Common Holder, within ninety (90) days after the Holders have received notice from the Common Holder of, or otherwise becomes aware of, the Prohibited Transfer, the certificate or certificates representing shares to be sold by the Holders to the Common Holder hereunder, each certificate to be properly endorsed for transfer.

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                  (i) PAYMENT BY COMMON HOLDER TO HOLDERS. The Common Holder
will, upon receipt of the certificates for the shares to be sold to the Common Holder by the Holders hereunder, pay the aggregate purchase price therefor, by one or more certified checks or bank drafts made payable to the order of each of the Holders, and will reimburse the Holders for all reasonable additional expenses, including reasonable legal fees and expenses, incurred by the Holders in effecting such purchase and resale.

      3.4 TERMINATION OF RIGHT OF CO-SALE. The right of co-sale of the Holders hereunder will terminate five (5) years after the Effective Date.

      4. ASSIGNMENT. Notwithstanding anything herein to the contrary, the rights of a Holder under this Agreement may be transferred and assigned to a party who acquires at least Two Hundred Thousand (200,000) shares of Common Stock issued pursuant to the Stock Exchange Agreement; PROVIDED, HOWEVER, that no party may be assigned any of the foregoing rights unless (a) the Company is given written notice by the assigning party at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; (b) such assignee executes a counterpart of this Agreement and receives such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 4.

      5.    GENERAL PROVISIONS.

            5.1 TERMINATION OF THIS AGREEMENT. This Agreement may be terminated voluntarily by written agreement of the Company and the Investor (or, as to any permitted transferees, the Holders of Company Common Stock, excluding any such shares that have been sold to the public or pursuant to Rule 144), which termination will be binding upon all Holders who do not sign such termination agreement.

            5.2 NOTICES. Unless otherwise provided, any notice required or permitted under this Agreement will be given in writing and will be deemed effectively given upon personal delivery to the party to be notified, or three
(3) days after deposit with the United States Post Office, by registered or certified mail, postage prepaid, or by deposit with a nationally recognized courier service such as Federal Express, or by facsimile with confirmed receipt and addressed to the party to be notified at the address indicated below as to the Investor and the Company, or at such other address as either party may designate by giving at least ten (10) days advance written notice to the other party, pursuant to this Section 5.2. The address for notice will be:

        With respect to the Investor:             With a copy to:
          Ted L. Parker                             Mark Kohler
          2002 W. Loop 289, Suite 105               PO Box 54450
          Lubbock, Texas 79407                      Lubbock, Texas 79453

        With respect to the Company:              With a copy to:
          Donald W. Sapaugh, CEO
          iExalt, Inc.
          4301 Windfern
          Houston, Texas 77041

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      6.    INFORMATION RIGHTS.

            6.1 FINANCIAL INFORMATION. Commencing on the Effective Date, the Company ill furnish to the Investor:

                  (a) MONTHLY REPORTS. As soon as available, and in any event within thirty (30) days after the end of each month, an unaudited consolidated and consolidating balance sheet of the Company and its subsidiaries as of the end of such month, an unaudited consolidated and consolidating statement of income and an unaudited consolidated and consolidating statement of cash flows of the Company and its subsidiaries for such month, all prepared in accordance with GAAP and in each case in comparative form with the corresponding figures for the period of the preceding fiscal year.

                  (b) ANNUAL REPORTS. As soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Company, an audited consolidated and consolidating balance sheet of the Company and its subsidiaries as of the end of such fiscal year, an audited consolidated and consolidating statement of income and retained earnings and changes in financial position and reconciliation of sources and uses of working capital for the Company and its subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all prepared in accordance with GAAP, together with an opinion thereon of the Company's independent public accountants.

                  (c) OTHER INFORMATION. The Company will promptly and fully inform the Board of Directors (including any observers to the Board of Directors, as consistent with the Company's rights and obligations with respect thereto) of material discussions, offers, material contracts, mergers, acquisitions, divestitures and other material developments and will submit to the Board of Directors for its approval an annual operating plan with budgets and pro forma financial information.

                  (d) ANNUAL FINANCIAL BUDGET. As soon as practicable and in any event within ninety (90) days after the end of each fiscal year of the Company, an annual financial budget for the fiscal year in which such budget is delivered, and, within thirty (30) days after being furnished to the Board of Directors of the Company, a copy of any revised versions of such annual financial budget.

                  (e) CONFIDENTIALITY. The Investor will hold all information received pursuant to this Section 3 in confidence, and will not, except to the extent such information may otherwise, through no breach by the Holders of their obligations hereunder, become public.

      7.    NO PUBLIC ANNOUNCEMENT.

            Neither the Investor nor the Company will make any public announcement or press release regarding the matters contemplated by the Stock Exchange Agreement or this Agreement without the consent of the other party. In the event either the Investor or the Company is requested or required (by law, including the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and the rules and regulations promulgated under either
Act), judicial or governmental order, discovery request or request for information, other legal process or pronouncement or the rules of any national securities exchange or the NASDAQ

Stock Market) to disclose any information, including, without limitation, the Stock Exchange Agreement, this Agreement, or any documents related thereto, regarding the matters contemplated thereby, such party will (a) immediately notify the others of the existence, terms and circumstances surrounding such request or requirement, (b) consult with the others on the advisability of taking legally available steps to resist or narrow such request or requirement and (c) if disclosure of such information is required or the other party waives the provisions of this Section 4, furnish only that portion of the information as counsel to the parties agree such party is legally required to be disclosed (or in the event counsel to the parties are unable to agree, furnish only that portion of the information as is determined to be legally required to be disclosed in accordance with the written advice of an independent nationally recognized law firm (whose fees and expenses shall be paid by the party seeking to keep the information confidential) employed to mediate the dispute), and such party will cooperate with any action by the others to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the information.

      8.    OTHER COVENANTS.

            8.1 RECORDS AND ACCOUNTS. The Company will keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and maintain adequate accounts and reserves for all taxes (including income taxes), all depreciation, depletion, obsolescence and amortization of its properties, all contingencies, and all other reserves, all in accordance with GAAP.

            8.2 CORPORATE EXISTENCE; MAINTENANCE OF PROPERTIES. The Company will
(i) preserve and keep in full force and effect its corporate existence, rights and franchises and (ii) maintain all of its properties used or useful in the conduct of its business in good condition, repair and working order (normal wear and tear excepted) and cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the reasonable judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

            8.3 INSURANCE. The Company will maintain with financially sound and reputable insurance companies, funds or underwriters insurance of the kinds, covering the risks and in the relative proportionate amounts which, in the judgment of the Board of Directors of the Company, are usually carried by reasonable and prudent companies conducting businesses similar to that of the Company.

            8.4 TAXES AND CLAIMS. The Company will pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all material claims for labor, materials, or supplies, which if unpaid might by law become a lien upon any of its properties; PROVIDED, HOWEVER, that any such tax, assessment, charges or lien need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company shall have set aside on its books adequate reserves with respect thereto.

            8.5 INSPECTION OF PROPERTIES AND BOOKS. Upon the request of the Investor, the Company will furnish such information regarding the business, affairs, prospects and financial condition of the Company as the Investor may reasonably request.

            8.6 COMPLIANCE WITH LAWS, CONTRACTS, LICENSES AND PERMITS. The Company shall comply with (a) all applicable laws, ordinances, rules and regulations of all applicable governmental entities, (b) the provisions of the Articles of Incorporation, Charter and Bylaws of the Company, (c) all agreements and instruments by which it or any of its properties may be bound, (d) all applicable decrees, orders, and judgments and (e) all required material approvals, permits and licenses.

            8.7 NOTICE OF ACTIONS. The Company will promptly give the Investor notice of any actions to which the Company may hereafter become a party.

            8.8 TRANSACTIONS WITH AFFILIATES. The Company shall not enter into any transaction with an Affiliate of the Company or an Affiliate of the officers and directors of the Company unless, in the case of transactions with Affiliates of the officers and directors of the Company, the terms of such transaction (taken in their entirety) are no less favorable to the Company than the terms of a similar transaction (taken in their entirety) that could have been entered into through arms-length negotiations with an unaffiliated company, and such transaction is approved by a majority of disinterested members of the Company's Board of Directors.

            8.10 CONSENTS. The Company shall give the Investor reasonable and advance written notice of any filing under the Securities Act and the regulations thereunder and all other applicable securities laws as may be required in connection with the transactions contemplated by this Agreement in which the Company is required by law to include the Investor's identity or name.

            8.11 ENTIRE AGREEMENT. This Agreement and the Stock Exchange Agreement, together with all Exhibits, documents and schedules referenced therein, constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties with respect to the subject matter hereof.

            8.12 AMENDMENT AND WAIVER. Except as expressly provided for above, this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor (or, as to any permitted transferees, the Holders of Company Common Stock (on an as-converted basis) or common stock representing at least a majority of the aggregate number of shares of Common Stock into which the Company Common Stock then are convertible and/or have been converted, excluding any of such shares that have been sold to the public or pursuant to Rule 144; PROVIDED, HOWEVER, that no such amendment or waiver will increase the obligation of the Investor or any Holder hereunder without the specific written consent of such Investor or such Holder, as applicable. Any amendment or waiver effected in accordance with this Section 8.12 will be binding upon the Investor, each Holder, the Company and each successor or assignee of the Investor, any Holder, or the Company.

            8.13 GOVERNING LAW. This Agreement will be governed by and construed under the internal laws of the State of Texas as applied to agreements among Texas residents entered into and to be performed entirely within Texas, without reference to principles of conflict of laws or choice of laws.

            8.14 SEVERABILITY. If any provision of this Agreement is held to be unenforceable under applicable law, such provision will be excluded from this Agreement and the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.

            8.15 THIRD PARTIES. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto, and their successors and assigns, any rights or remedies under or by reason of this Agreement.

            8.16 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective successors and assigns of the parties.

            8.17 HEADINGS. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules will, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

            8.18 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

            8.19 COSTS AND ATTORNEYS' FEES. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party will recover all of such party's costs and attorneys' fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

            8.20 NO FINDER'S FEES. Each party represents that it neither is nor will be obligated for any finder's or broker's fee or commission in connection with this transaction. The Investor will indemnify and hold harmless the Company from any liability for any commission or compensation in the nature of a finders' or brokers' fee (and any asserted liability) for which the Investor or any of his affiliates, partners, employees, consultants or representatives is responsible. The Company will indemnify and hold harmless the Investor from any liability for any commission or compensation in the nature of a finders' or brokers' fee (and any asserted liability) for which the Company or any of its officers, employees, consultants or representatives is responsible.

            8.21 ADJUSTMENTS FOR STOCK SPLITS, ETC. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock of the Company of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares so referenced in this Agreement will automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

            8.22 AGGREGATION OF STOCK. All shares held or acquired by affiliated entities or persons will be aggregated together for the purpose of determining the availability of any rights under this Agreement.

            8.23 FURTHER ASSURANCES. From and after the date of this Agreement, upon the request of the Investor or the Company, the Company and the Investor will execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

            8.24 DISPUTE RESOLUTION. Both parties agree to follow the RULES OF PROCEDURE FOR CHRISTIAN CONCILIATION of the Institute for Christian Conciliation (a division of Peacemaker Ministries) for any and all disputes concerning or arising from or under this Agreement. Both parties agree that the Bible commands parties to make every effort to resolve disputes with each other in private (SEE Matthew 18:15-20; 1 Corinthians 6:1-9) and in obedience agree to proceed to legally binding arbitration before a mutually agreed arbitrator. Both parties realize that arbitration will be the exclusive remedy for potential disputes and may not later litigate these or any other related matters in civil court.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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                 [SIGNATURE PAGE TO INVESTOR'S RIGHTS AGREEMENT]


IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date and year first above written.

COMPANY:                                     INVESTOR:

IEXALT, INC.

By: /s/ DONALD W. SAPAUGH                    By: /s/ TED L. PARKER
        Donald W. Sapaugh, CEO                       Ted L. Parker